Form 10-K405, Exhibit 13
period 1997-12-31
JEFFERSON FUTURES RESERVE I LP
filed 1998-04-09
CIK 889567

                       [LETTERHEAD OF MICHAEL COGLIANESE]




                          INDEPENDENT AUDITOR'S REPORT

To the partners of Jefferson Futures Reserve I, L.P.
Limited Partnership:


We have audited the accompanying balance sheets of Jefferson Futures Reserve I, L.P. as of December 31, 1997 and 1996, and the related statements of income and partners' equity for the years ended December 31, 1997 and 1996. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Jefferson Futures Reserve I, L.P. at December 31, 1997 and 1996, and the results of its operations and partners' equity for the years then ended in conformity with generally accepted accounting principles.


/s/ Michael Coglianese

Michael Coglianese
Certified Public Accountant

Bloomingdale, Illinois
March 17, 1998



                                 EXHIBIT 13.05

                      JEFFERSON FUTURES RESERVE I, L.P.
                        A DELAWARE LIMITED PARTNERSHIP

                                BALANCE SHEET
                          December 31, 1997 and 1996


                                                    1997          1996
                      ASSETS
CURRENT ASSETS

  Cash held at bank                              $   1,378          1,224

  Amount due from brokers                          718,496      1,114,779
  Open Trade Equity                                 63,727            474
                                                 ------------------------

   Total Current Assets                          $ 783,601      1,116,477
                                                 ========================

         LIABILITIES & PARTNERSHIP EQUITY

CURRENT LIABILITIES

  Accrued commissions                            $   8,273          8,109
  Accrued management fees                            6,228          2,289
  Accrued incentive fees                                 0          4,762
  Accrued expenses                                  13,662          1,210
  Redemptions payable                               42,926         45,664
                                                 ------------------------

   Total Liabilities                             $  71,089         62,034


PARTNERSHIP EQUITY

  General Partner                                $  22,769         26,594
  Limited Partners                                 689,743      1,027,849
                                                 ------------------------

   Total Partners' Equity                        $ 712,512      1,054,443
                                                 ------------------------

   Total Liabilities & Partners' Equity          $ 783,601      1,116,477
                                                 ========================

See Notes to Financial Statements.

                      JEFFERSON FUTURES RESERVE I, L.P.
                        A DELAWARE LIMITED PARTNERSHIP

                             STATEMENT OF INCOME
                    Year ended December 31, 1997 and 1996

                                                        1997         1996
REVENUE

    Gross realized gains from trading               $  (1,065)      198,534
    Change in unrealized gains/(loss)
     from trading                                      63,253       (69,828)
    Interest income                                    23,888        21,603
                                                    -----------------------

     Total Revenue                                  $  86,076       150,309


EXPENSES

    Brokerage commissions                           $  81,811       107,213
    Exchange and NFA fees                               6,139         7,452
    Management fees                                    25,129        29,810
    Incentive fees                                     39,687        15,505
    Other administrative expenses                      48,000        46,840
                                                    -----------------------

     Total Expenses                                 $ 200,766       206,820
                                                    -----------------------

     Net Income/(Loss)                              $(114,690)      (56,511)
                                                    =======================

See Notes to Financial Statements.

                      JEFFERSON FUTURES RESERVE I, L.P.
                        A DELAWARE LIMITED PARTNERSHIP

                       STATEMENT OF PARTNERSHIP EQUITY
                For the years ended December 31, 1997 and 1996


                                      Partners' Equity             Total
                                      ------------------------------------
                                       General       Limited
                                      ------------------------------------

Year ended December 31, 1996

Balance December 31, 1995             $  27,472     1,515,452    1,542,924

Capital Contributions                 $       0             0            0

Capital Withdrawals                   $       0      (431,970)    (431,970)

Net Income (Loss)                     $    (878)      (55,633)     (56,511)
                                      ------------------------------------

Balance December 31, 1996             $  26,594     1,027,849    1,054,443



Year ended December 31, 1997


Capital Contributions                 $       0             0            0

Capital Withdrawals                   $       0      (227,241)    (227,241)

Net Income (Loss)                     $  (3,825)     (110,865)    (114,690)
                                      ------------------------------------

Balance December 31, 1997             $  22,769       689,743      712,512
                                      ====================================


                                                                      1997         1996

Number of Units Outstanding                                            813        1,030

NAV Per Unit                                                      $    876        1,057


See Notes to Financial Statements.

                       JEFFERSON FUTURES RESERVE I, L.P.
                         A DELAWARE LIMITED PARTNERSHIP

                       NOTES TO THE FINANCIAL STATEMENTS

Note 1.
-------

Nature of the Business and Significant Accounting Policies

Organization of the Partnership

        Jefferson Futures Reserve I, L.P., a Delaware Limited Partnership, was formed as a limited partnership under the laws of the state of Delaware for the purpose of engaging in speculative trading of commodities, futures and options and forward contracts in foreign currencies. The Partnership began its operations on May 5, 1993 and will continue in existence until December 31, 2011 or upon earlier occurrence of any event requiring termination as prescribed in the Limited Partnership Agreement.

        The General Partner is Advanced Computer Strategies, Inc. The General Partner is registered with the Commodities Futures Trading Commission
        (CFTC) as a Commodity Pool Operator and is also a member of National Futures Association (NFA).

Significant accounting policies:

        Open trades market:
              The United States commodity futures exchanges employ a "marking to market" system of accounting for every contract's gain or loss on a daily basis. Under this system, all futures contracts held are valued at market, which is the settlement price determined on the commodity exchanges as of the end of each business day. The net gain or loss so determined on all contracts held at the close of the last business day is taken into income for the years ended December 31, 1997 and 1996.


              In 1990, the Financial Accounting Standards Board adopted Statement Number 105, "Disclosure of Information about Financial Instruments with Concentrations of Credit Risk", which requires disclosure of information concerning financial instruments with off-balance sheet risk and financial instruments with concentrations of credit risk.

                       JEFFERSON FUTURES RESERVE I, L.P.
                         A DELAWARE LIMITED PARTNERSHIP

                       NOTES TO THE FINANCIAL STATEMENTS

              Jefferson Futures Reserve I, L.P. purchases and sells futures and option contracts. The Fund is subject to market risk associated with the changes in the value of the underlying financial instruments as well as the loss of appreciation and risk that a counterparty will fail to perform.

              Income taxes:
              Income taxes are not provided for by the Partnership because taxable income (loss) of the Partnership is includable in the income tax returns of the partners.

              Statement of Cash Flows:
              The Partnership has elected not to provide a statement of cash flows as permitted by Statement of Financial Accounting Standard Number 102 "Statement of Cash Flows".


Note 2.
-------

Net Asset Value Per Unit:

        The Unit Value at December 31, 1997 and 1996 was computed by dividing the Partnership Capital by the number of outstanding units.

Note 3.
-------

Limited Partnership Agreement:

        The Limited Partners and General Partner share in the profits and losses of the Partnership in proportion to the number of units or unit equivalents held by each. However, no Limited Partner is liable for obligations of the Partnership in excess of his capital contribution and profits, if any, and such other amounts as he may be liable for pursuant to the Act.

        Responsibility for managing the Partnership is vested solely in the General Partner.

        The Partnership bears all expenses incurred in connection with its trading activities, including commodity brokerage commissions and fees payable to the Trading Advisor.

                        JEFFERSON FUTURES RESERVE, L.P.
                         A DELAWARE LIMITED PARTNERSHIP

                       NOTES TO THE FINANCIAL STATEMENTS


Note 4.
-------

Advisory Agreement:

        The Partnership has currently entered into advisory agreements with two Trading Advisors. These agreements provide for monthly management fees of up to 2.5% (per annum) on Net Assets allocated to each Advisor and monthly/quarterly incentive fees ranging from 15% to 17.5% of new net profits generated by each Advisor.

Note 5.
-------

Agreement with Related Parties:

        The General Partner will receive an incentive fee equal to 20% of the appreciation in the net asset value of the fund, less the actual incentive fees paid to the trading advisors. The General Partner and its affiliates will also receive a portion of the brokerage commissions charged to the Partnership.


Note 6.
-------

Other Expenses:

        The Partnership will pay all of the Partnership's ongoing expenses such as legal, accounting, administrative, software, auditing, and miscellaneous office expenses.


Note 7.
-------

Derivative Financial Instruments and Fair Value of Financial Instruments.

        A derivative financial instrument is a financial agreement whose value is linked to, or derived from, the performance of an underlying asset. The underlying asset can be currencies, commodities, interest rates, stocks, or any combination. Changes in the underlying asset indirectly affect the value of the derivative. All trading instruments are subject to market risk the risk that future changes in market conditions may make an instrument less valuable or more onerous. As the instruments are recognized at fair market value, those changes directly affect reported income.

                        JEFFERSON FUTURES RESERVE, L.P.
                         A DELAWARE LIMITED PARTNERSHIP

                       NOTES TO THE FINANCIAL STATEMENTS


        Financial instruments (including derivatives) used for trading purposes are recorded in the statement of financial condition at fair value at the reporting date. Realized and unrealized changes in fair values are recognized in net trading revenue in the period in which the changes occur. Interest income arising from trading instruments is included in the statement of operations as part of interest income.

        Notional amounts do not represent the amounts exchanged by the parties to derivatives and do not measure the Partnership's exposure to credit or market risks. The amounts exchanged are based on the notional amounts and other terms of the derivatives.

        The Partnership engages in the speculative trading of derivative financial instruments which includes futures contracts. Futures contracts are commitments to either purchase or sell designated financial instruments at a future date for a specified price and may be settled in cash or through delivery. Initial margin requirements are met in cash or other instruments, and changes in the contract values are settled daily. The Partnership has funds at the Commodity broker in segregated accounts as required by the Commodity Exchange Act, as amended. These funds are used to meet minimum margin requirements for all of the Partnership's open positions, as set by the exchange upon which each futures contract is traded. These requirements are adjusted, as needed, due to daily fluctuations in the values of the underlying assets.

        The Partnership had realized net trading gains from futures for the year ended 1997 and 1996 of $-1,065 and $198,534 respectively, as reported in the statement of operations. The Partnership had revenue from the change in unrealized net trading gains of $63,253 and $-69,828 for the same period.


          Unrealized holdings at December 31, 1997   Fair Value   Notional Value
                                                     ----------   --------------

        Futures contracts at a gain                   $106,055      $1,423,463

        Futures contracts at a loss                    (42,328)      2,545,959
                                                      --------      ----------
          Total                                       $ 63,727      $3,969,422
                                                      ========      ==========

To the best of my knowledge and belief, the information contained in this document is accurate and complete.





/s/ George Lamborn
-----------------------------------
George Lamborn, President
Advanced Computer Strategies, Inc.
General Partner and Commodity Pool Operator
Jefferson Futures Reserve, L.P.
A Delaware Limited Partnership