Form 10-K, Exhibit 13
period 1998-12-31
JEFFERSON FUTURES RESERVE I LP
filed 1999-03-31
CIK 889567

                                  EXHIBIT 13.06





                          INDEPENDENT AUDITOR'S REPORT


TO THE PARTNERS OF JEFFERSON FUTURES RESERVE I, L.P.
LIMITED PARTNERSHIP:


WE HAVE AUDITED THE ACCOMPANYING BALANCE SHEETS OF JEFFERSON FUTURES RESERVE I, L.P. AS OF DECEMBER 31, 1998 AND 1997, AND THE RELATED STATEMENTS OF INCOME AND PARTNERS' EQUITY FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997. THESE FINANCIAL STATEMENTS ARE THE RESPONSIBILITY OF THE PARTNERSHIP'S MANAGEMENT. OUR RESPONSIBILITY IS TO EXPRESS AN OPINION ON THESE FINANCIAL STATEMENTS BASED ON OUR AUDIT.

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

IN OUR OPINION, THE FINANCIAL STATEMENTS REFERRED TO ABOVE PRESENT FAIRLY, IN ALL MATERIAL RESPECTS, THE FINANCIAL POSITION OF JEFFERSON FUTURES RESERVE I, L.P. AT DECEMBER 31, 1998 AND 1997, AND THE RESULTS OF ITS OPERATIONS AND PARTNERS' EQUITY FOR THE YEARS THEN ENDED IN CONFORMITY WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES.





MICHAEL COGLIANESE
CERTIFIED PUBLIC ACCOUNTANT

BLOOMINGDALE, ILLINOIS
FEBRUARY 23, 1999

                        JEFFERSON FUTURES RESERVE I, L.P.
                         A DELAWARE LIMITED PARTNERSHIP

                                  BALANCE SHEET
                           December 31, 1998 and 1997

                                                                            1998            1997
                                     ASSETS

CURRENT ASSETS

Cash held at bank                                                         $      0          1,378

Amount due from brokers                                                    685,627        718,496
Open Trade Equity                                                           11,592         63,727
                                                                          --------        -------

Total Current Assets                                                      $697,219        783,601
                                                                          ========       =======

                        LIABILITIES & PARTNERSHIP EQUITY

CURRENT LIABILITIES

Accrued commissions                                                       $  6,715          8,273
Accrued management fees                                                      4,318          6,228
Due to bank                                                                  3,199              0
Accrued expenses                                                            15,095         13,662
Redemptions payable                                                          9,246         42,926
                                                                          --------        -------

Total Liabilities                                                         $ 38,573         71,089


PARTNERSHIP EQUITY

General Partner                                                           $ 24,039         22,769
Limited Partners                                                           634,607        689,743
                                                                          --------        -------
Total Partners' Equity                                                    $658,646        712,512
                                                                          --------        -------
Total Liabilities & Partners' Equity                                      $697,219        783,601
                                                                          ========        =======


See Notes to Financial Statements.

                        JEFFERSON FUTURES RESERVE I, L.P.
                         A DELAWARE LIMITED PARTNERSHIP

                               STATEMENT OF INCOME
                      Year ended December 31, 1998 and 1997



                                                      1998             1997
REVENUE

         Gross realized gains from trading       $ 236,406           (1,065)
         Change in unrealized gains/(loss)
               from trading                        (52,135)          63,253
         Interest income                             5,809           23,888
                                                 ---------         --------

              Total Revenue                      $ 190,080           86,076



EXPENSES

         Brokerage commissions                   $  55,259           81,811
         Exchange and NFA fees                       4,385            6,139
         Management fees                            15,848           25,129
         Incentive fees                             25,069           39,687
         Other administrative expenses              58,000           48,000
                                                 ---------         --------

             Total Expenses                      $ 158,561          200,766
                                                 ---------         --------


            Net Income/(Loss)                    $  31,519         (114,690)
                                                 =========         ========



See Notes to Financial Statements.

                        JEFFERSON FUTURES RESERVE I, L.P.
                         A DELAWARE LIMITED PARTNERSHIP

                         STATEMENT OF PARTNERSHIP EQUITY
                 For the years ended December 31, 1998 and 1997

                                         Partners' Equity                Total
                                   ----------------------------------------------
                                   General             Limited
                                   ----------------------------------------------
Year ended December 31, 1997

Balance December 31, 1996          $   26,594         1,027,849         1,054,443

Capital Contributions              $        0                 0                 0

Capital Withdrawals                $        0          (227,241)         (227,241)

Net Income (Loss)                  $   (3,825)         (110,865)         (114,690)
                                   ----------------------------------------------

Balance December 31, 1997          $   22,769           689,743           712,512



Year ended December 31, 1998


Capital Contributions              $        0                 0                 0

Capital Withdrawals                $        0           (85,385)          (85,385)

Net Income (Loss)                  $    1,270            30,249            31,519
                                   ----------------------------------------------

Balance December 31, 1998          $   24,039           634,607           658,646
                                   ==============================================

                                         1998       1997
Number of Units Outstanding               712        813

NAV Per Unit                             $925        876


See Notes to Financial Statements

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

Significant accounting policies:

         Open trades market:

                  The United States commodity futures exchanges employ a "marking to market" system of accounting for every contract's gain or loss on a daily basis. Under this system, all futures contracts held are valued at market, which is the settlement price determined on the commodity exchanges as of the end of each business day. The net gain or loss so determined on all contracts held at the close of the last business day is taken into income for the years ended December 31, 1998 and 1997.


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


Note 2.

Net Asset Value Per Unit:

         The Unit Value at December 31, 1998 and 1997 was computed by dividing the Partnership Capital by the number of outstanding units.

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

Note 7.

Derivative Financial Instruments and Fair Value of Financial Instruments.

         A derivative financial instrument is a financial agreement whose value is linked to, or derived from, the performance of an underlying asset. The underlying asset can be currencies, commodities, interest rates, stocks, or any combination. Changes in the underlying asset indirectly affect the value of the derivative. All trading instruments are subject to market risk, the risk that future changes in market conditions may make an instrument less valuable or more onerous. As the instruments are recognized at fair market value, those changes directly affect reported income.

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

         The Partnership had realized net trading gains from futures for the year ended 1998 and 1997 of $236,406 and $-1,065 respectively, as reported in the statement of operations. The Partnership had revenue from the change in unrealized net trading gains of $-52,135 and $63,253 for the same period.


          Unrealized holdings at December 31, 1998          Fair Value     Notional Value
                                                            ----------     --------------
         Futures contracts at a gain                        $   33,555       $ 1,340,381
         Futures contracts at a loss                           (21,963)        2,046,557
                                                            ----------     --------------
              Total                                         $   11,592       $ 3,386,938
                                                            ==========     ==============

         To the best of my knowledge and belief, the information contained in this document is accurate and complete.




         ------------------------------------------
         George Lamborn, President
         Advanced Computer Strategies, Inc.
         General Partner and Commodity Pool Operator
         Jefferson Futures Reserve, L.P.
         A Delaware Limited Partnership