Form 10-K, Exhibit 13
period 1999-12-31
JEFFERSON FUTURES RESERVE I LP
filed 2000-03-24
CIK 889567

                                                                   EXHIBIT 13.07

                       [LETTERHEAD OF MICHAEL COGLIANESE]



                          INDEPENDENT AUDITOR'S REPORT


TO THE PARTNERS OF JEFFERSON FUTURES RESERVE I, L.P.
LIMITED PARTNERSHIP:


WE HAVE AUDITED THE ACCOMPANYING BALANCE SHEETS OF JEFFERSON FUTURES RESERVE I, L.P. AS OF DECEMBER 31, 1999 AND 1998, AND THE RELATED STATEMENTS OF INCOME AND PARTNERS' EQUITY FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998. THESE FINANCIAL STATEMENTS ARE THE RESPONSIBILITY OF THE PARTNERSHIP'S MANAGEMENT. OUR RESPONSIBILITY IS TO EXPRESS AN OPINION ON THESE FINANCIAL STATEMENTS BASED ON OUR AUDIT.

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

IN OUR OPINION, THE FINANCIAL STATEMENTS REFERRED TO ABOVE PRESENT FAIRLY, IN ALL MATERIAL RESPECTS, THE FINANCIAL POSITION OF JEFFERSON FUTURES RESERVE I, L.P. AT DECEMBER 31, 1999 AND 1998, AND THE RESULTS OF ITS OPERATIONS AND PARTNERS' EQUITY FOR THE YEARS THEN ENDED IN CONFORMITY WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES.



/S/ MICHAEL COGLIANESE

MICHAEL COGLIANESE
CERTIFIED PUBLIC ACCOUNTANT

BLOOMINGDALE, ILLINOIS
MARCH 1, 2000

                        JEFFERSON FUTURES RESERVE I, L.P.
                         A DELAWARE LIMITED PARTNERSHIP

                                  BALANCE SHEET
                           December 31, 1999 and 1998

                                                1999                 1998
                                     ASSETS

CURRENT ASSETS

 Cash held at bank                            $       0                    0

 Amount due from brokers                        262,102              685,627
 Open Trade Equity                               33,769               11,592
                                              ------------------------------

  Total Current Assets                        $ 295,871              697,219
                                              ------------------------------




                        LIABILITIES & PARTNERSHIP EQUITY

CURRENT LIABILITIES

 Accrued commissions                          $   2,219                6,715
 Accrued management fees                          1,190                4,318
 Due to bank                                      3,134                3,199
 Accrued expenses                                15,314               15,095
 Redemptions payable                             10,252                9,246
                                              ------------------------------
  Total Liabilities                           $  32,109               38,573
                                              ------------------------------

PARTNERSHIP EQUITY

 General Partner                              $  15,680               24,039
 Limited Partners                               248,082              634,607
                                              ------------------------------
  Total Partners' Equity                      $ 263,762              658,646
                                              ------------------------------

  Total Liabilities & Partners' Equity        $ 295,871              697,219
                                              ==============================


 See Notes to Financial Statements.

                        JEFFERSON FUTURES RESERVE I, L.P.
                         A DELAWARE LIMITED PARTNERSHIP

                               STATEMENT OF INCOME
                     Years ended December 31, 1999 and 1998

                                                   1999               1998
REVENUE

    Gross realized gains from trading         $ (88,192)             236,406
    Change in unrealized gains/(loss)
      from trading                               22,177              (52,135)
    Interest income                               6,807                5,809
                                              ------------------------------

       Total Revenue                          $ (59,208)             190,080



EXPENSES

    Brokerage commissions                     $  37,534               55,259
    Exchange and NFA fees                         2,859                4,385
    Management fees                              10,562               15,848
    Incentive fees                                    0               25,069
    Other administrative expenses                57,975               58,000
                                              ------------------------------

       Total Expenses                         $ 108,930              158,561
                                              ------------------------------


       Net Income/(Loss)                      $(168,138)              31,519
                                              ==============================



See Notes to Financial Statements.

                        JEFFERSON FUTURES RESERVE I, L.P.
                         A DELAWARE LIMITED PARTNERSHIP

                         STATEMENT OF PARTNERSHIP EQUITY
                 For the years ended December 31, 1999 and 1998


                                             Partners' Equity

                                             General      Limited      Total
                                             ----------------------------------



Year ended December 31, 1998

Balance December 31, 1997                     $ 22,769      689,743    712,512

Capital Contributions                         $      0            0          0

Capital Withdrawals                           $      0      (85,385)   (85,385)

Net Income (Loss)                             $  1,270       30,249     31,519
                                              --------------------------------

Balance December 31, 1998                     $ 24,039      634,607    658,646


Year ended December 31, 1999


Capital Contributions                         $      0            0          0

Capital Withdrawals                           $      0     (226,746)  (226,746)

Net Income (Loss)                             $ (8,359)    (159,779)  (168,138)
                                              --------------------------------

Balance December 31, 1999                     $ 15,680      248,082    263,762
                                              =================================


                                                             1999        1998

Number of Units Outstanding                                   437         712

NAV Per Unit                                                $ 603         925

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

Significant accounting policies:

     Open trades market :

          The United States commodity futures exchanges employ a "marking to market" system of accounting for every contract's gain or loss on a daily basis. Under this system, all futures contracts held are valued at market, which is the settlement price determined on the commodity exchanges as of the end of each business day. The net gain or loss so determined on all contracts held at the close of the last business day is taken into income for the years ended December 31, 1999 and 1998.


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


Note 2.

Net Asset Value Per Unit:

     The Unit Value at December 31, 1999 and 1998 was computed by dividing the Partnership Capital by the number of outstanding units.

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

     The Partnership had realized net trading gains from futures for the year ended 1999 and 1998 of $-88,192 and $236,406 respectively, as reported in the statement of operations. The Partnership had revenue from the change in unrealized net trading gains of $22,177 and $-52,135 for the same period.



           Unrealized holdings at December 31, 1999   Fair Value  Notional Value

         Futures contracts at a gain                  $ 35,249     $ 2,103,142

         Futures contracts at a loss                    (1,480)        115,484
                                                      --------     -----------
           Total                                      $ 33,769     $ 2,218,626
                                                      ========     ===========

To the best of my knowledge and belief, the information contained in this document is accurate and complete.



/s/ George Lamborn
---------------------------------------------
George Lamborn, President
Advanced Computer Strategies, Inc.
General Partner and Commodity Pool Operator
Jefferson Futures Reserve, L.P.
A Delaware Limited Partnership